Exhibit 10.1
Execution Version
BANK OF AMERICA, N.A.
BANC OF AMERICA SECURITIES LLC
July 25, 2010
Wright Express Corporation
97 Darling Avenue
South Portland, ME 04106
Attention: Melissa Smith
Chief Financial Officer
$75,000,000 Senior Term Credit Facility
Ladies and Gentlemen:
Bank of America, N.A. (“Bank of America”) is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for a $75,000,000 364-day Senior Term Credit Facility (the “Senior Credit Facility”) to Wright Express Corporation (“you” or the “Borrower”). Bank of America is pleased to offer its commitment to lend all $75,000,000 of the Senior Credit Facility, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). Banc of America Securities LLC (“BAS”) is pleased to advise you of its willingness in connection with the foregoing commitments, as sole lead arranger and book manager (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, to use its reasonable efforts to form a syndicate of financial institutions (including Bank of America) (collectively, the “Lenders”) reasonably acceptable to you for the Senior Credit Facility.
Bank of America will act as sole Administrative Agent for the Senior Credit Facility and BAS will act as Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of Bank of America and BAS.
The commitment of Bank of America and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and BAS: (a) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and BAS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (b) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries (but excluding the offering, arrangement and placement of debt securities or bank financings by Wright Express Financial Services Corporation (“FSC”) in the ordinary course of its business); (c) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America and BAS; and (d) no change, occurrence or development shall have occurred or become known to Bank of America or BAS since December 31, 2009 that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms).

BAS may commence syndication of the Senior Credit Facility after your acceptance of this Commitment Letter and the Fee Letter, and the commitment of Bank of America hereunder shall be reduced dollar-for-dollar as and when the corresponding commitments are received from the Lenders. You agree to actively assist BAS in achieving a syndication of the Senior Credit Facility that is satisfactory to BAS and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of an Information Memorandum and other materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Summary of Terms, the “Information Materials”), (c) using your best efforts to ensure that the syndication efforts of BAS benefit materially from your existing banking relationships and (d) otherwise assisting Bank of America and BAS in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.
It is understood and agreed that BAS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and BAS. Notwithstanding any provision to the contrary set forth in this Commitment Letter, Bank of America’s commitment hereunder is not conditioned upon the syndication of the Senior Credit Facility.
You represent, warrant and covenant that (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (it being understood, that to the extent that any Information described in this clause (b) is provided by, or on behalf of, the Target (as defined in the Summary of Terms), such Information is and will be, to the best of your knowledge, complete and correct in all material respects and does not and will not, to the best of your knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading). You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and BAS are and will be using and relying on the Information without independent verification thereof.
You acknowledge that BAS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or
Commitment Letter

another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Edwards Angell Palmer & Dodge LLP, as counsel to BAS and the Administrative Agent, and of special and local counsel retained by the Administrative Agent, and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.
You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, breach of contract in bad faith, or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in
Commitment Letter

whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that (i) you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (ii) you may disclose the Fee Letter to the extent required by applicable law, provided that, to the extent practicable, you provide each other party to the Fee Letter with prior notice of such disclosure as promptly as practicable and afford each such party the opportunity to contest or suppress such disclosure. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.
Subject to any undertaking of exclusivity by Bank of America, BAS or any of their affiliates in favor of the Borrower set forth in any engagement letter which you have entered into or may enter into with Bank of America, BAS or any of their affiliates, you acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) Bank of America and BAS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor BAS has any obligation to you or your affiliates with respect to the transaction contemplated hereby except (x) those obligations expressly set forth herein and (y) as set forth in any engagement letter which you may enter into with Bank of America, BAS or any of their affiliates; (c) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and BAS have no obligation to disclose any of such interests to you or your affiliates; and (d) Bank of America and BAS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
Commitment Letter

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or BAS hereunder.
Each of Bank of America and BAS agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Commitment Letter, the Fee Letter or the enforcement of rights hereunder or thereunder, (f) to (i) any Lender or prospective Lender or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, provided, in each such case, that any such recipient of Information agrees in writing to keep such Information confidential as specified in this paragraph (or otherwise in a manner reasonably satisfactory to you), (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this paragraph, (y) is or becomes available to Bank of America, BAS or any of their respective affiliates or Representatives on a nonconfidential basis from a source other than the Borrower or the Target (as defined in the Summary of Terms) or (z) is independently developed, discovered or arrived at by Bank of America, BAS or any of their affiliates or any of their or their affiliates’ Representatives. For purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or any of its subsidiaries or any of their respective businesses, other than any such information that is available to Bank or America or BAS on a nonconfidential basis prior to disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America and BAS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.
This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof (including, without limitation, the commitment letter dated as of July 15, 2010 from Bank of America and BAS to the Borrower and the summary of terms attached thereto (collectively, the “Prior
Commitment Letter

Commitment Letter”), which Prior Commitment Letter is of no further force and effect). However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letters are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This Commitment Letter and all commitments and undertakings of Bank of America and BAS hereunder will expire at 5:00 p.m. (Boston time) on July 26, 2010 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and BAS hereunder will expire on October 31, 2010 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. Notwithstanding the preceding two sentences, the provisions of the fourteenth paragraph of this Commitment Letter shall survive until the earlier of (i) the second anniversary of the termination hereof and (ii) the delivery of definitive credit documentation in respect of the Senior Credit Facility. In consideration of the time and resources that BAS and Bank of America will devote to the Senior Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility for the Borrower and its subsidiaries (other than as described in the proviso to clause (b) of the third paragraph hereof).
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]
Commitment Letter

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ Jane A. Parker
	Name:	Jane A. Parker
	Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ A. Britt Canady
	Name:	A. Britt Canady
	Title:	Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

WRIGHT EXPRESS CORPORATION
By:	/s/ Melissa D. Smith
	Name:	Melissa D. Smith
	Title:	CFO

Commitment Letter

EXHIBIT A
SUMMARY OF TERMS AND CONDITIONS
WRIGHT EXPRESS CORPORATION
$75,000,000 SENIOR CREDIT FACILITY

Borrower:	Wright Express Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	The Senior Credit Facility will be guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower, other than (i) Wright Express Financial Services Corporation and (ii) any immaterial subsidiary, as the same will be defined in the definitive credit documentation (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

Sole Lead Arranger and Sole Book Manager:	Banc of America Securities LLC (“BAS”)

Lenders:	A syndicate of financial institutions (including Bank of America) arranged by BAS, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

Senior Credit Facility:	An aggregate principal amount of up to $75.0 million will be available under a 364-day term credit facility (the “Senior Credit Facility”), all of which shall be drawn on the Closing Date.

Purpose:	The proceeds of the Senior Credit Facility shall be used to fund part of the acquisition consideration for the acquisition (the “Mars Acquisition”) of RD Card Holdings Australia Pty Ltd (the “Target”), to pay related fees and expenses and for other general corporate purposes.

Closing Date:	The execution of definitive loan documentation, expected to occur on or before October 31, 2010 (the “Closing Date”).

Interest Rates:	As set forth in Addendum I.
Commitment Letter

Maturity:	All amounts outstanding under the Senior Credit Facility, plus accrued interest, shall be due and payable 364 days after the Closing Date.

Amortization:	None.

Mandatory Prepayments:	100% of all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its subsidiaries and 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries (other than (i) any incurrence of debt by the Borrower under the Existing Credit Facility (as defined below), (ii) any incurrence of debt by Wright Express Financial Services Corporation, (iii) debt under any line of credit permitted to be maintained by the Target or its subsidiaries under the Senior Credit Facility loan documentation, (iv) up to $5.0 million of debt permitted to be incurred under any unallocated debt basket in the Senior Credit Facility loan documentation, (v) debt entirely between the Borrower and/or its subsidiaries and (vi) any incurrence of debt by the Borrower or any of its subsidiaries consisting of capital leases or purchase money debt) shall be applied to the prepayment of the Senior Credit Facility.

Optional Prepayments and Commitment Reductions:	The Borrower may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs (excluding, in each case, anticipated profits) in the case of prepayment of LIBOR borrowings.

Conditions Precedent to Closing:	The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:
(i)	The negotiation, execution and delivery of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Senior Credit Facility satisfactory to BAS, the Administrative Agent and the Lenders.

(ii)	The Lenders shall have received satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and of appropriate local counsel such corporate resolutions, certificates and other documents for the Lenders shall reasonably require.
Commitment Letter

(iii)	Receipt of all consents and approvals necessary in connection with the Senior Credit Facility, including under the Borrower’s existing $450.0 million credit facility (the “Existing Credit Facility”).

(iv)	There shall not have occurred since December 31, 2009 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of the Borrower or the Borrower and its subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under any loan documentation with respect to the Senior Credit Facility to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation with respect to the Senior Credit Facility to which it is a party.

(v)	the Borrower shall have consummated the Mars Acquisition pursuant to documentation, in a manner, and upon terms reasonably satisfactory to the Lead Arranger. No condition precedent to the obligation of the Borrower or any of its affiliates under the acquisition agreement shall have been waived without the consent of the Lead Arranger.

(vi)	All accrued fees and expenses of the Lead Arranger, the Administrative Agent and the Lenders (including the fees and expenses of counsel for the Administrative Agent) shall have been paid.

(vii)	All of the representations and warranties in the loan documentation shall be true and correct as of the Closing Date.

(viii)	No default or event of default (as defined in the Senior Credit Facility) shall have occurred and be continuing, or would result from the transactions contemplated hereby.

Representations and Warranties:	Usual and customary for transactions of this type (with customary qualifications and exclusions), including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be
Commitment Letter

expected to have a Material Adverse Effect; (vi) no materially adverse litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds/margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; and (xx) guarantee documents.

Covenants:	Usual and customary for transactions of this type (with customary qualifications and exclusions, including exclusions for Wright Express Financial Services Corporation), including, without limitation, the following: (i) delivery of financial statements, forecasts, SEC filings, compliance certificates and other information, (ii) notices of default, material adverse effect, material governmental proceedings or investigations, ERISA proceedings, debt or equity issuances and material changes in accounting or financial reporting practices; (iii) payment of obligations; (iv) preservation of existence; (v) maintenance of properties and insurance; (vi) compliance with laws and regulations (including without limitation, with respect to Wright Express Financial Services Corporation, FDIC and other applicable bank regulatory requirements); (vii) maintenance of books and records, (viii) inspection rights; (ix) use of proceeds; (x) covenant to guarantee obligations; and (xi) limitations on (A) liens, investments (including loans and advances, and acquisitions), and indebtedness, (B) mergers and other fundamental changes, (C) sales and other dispositions of property or assets, (D) dividends and other distributions, (E) changes in the nature of business, (F) transactions with affiliates, (G) amendments or modifications to (1) documentation relating to any subordinated indebtedness incurred by the Borrower or any of its subsidiaries and (2) that certain Tax Receivable Agreement dated as of February 22, 2005 between the Borrower and Cendant Corporation (the “Tax Receivable Agreement”), and (H) payments in certain instances (similar to the Existing Credit Facility) under the Tax Receivable Agreement and (I) burdensome agreements.

Financial covenants to include (but not be limited to) the following:

• Minimum Consolidated EBIT/Interest Expense Ratio (with financial definitions to be agreed upon) of 3.00:1.00.

•   Maximum Consolidated Leverage Ratio (with financial definitions to be agreed upon) of 3.00:1.00 (with a step-up, if so elected by the Borrower, to 3.50:1.00 during any Step-up Period, as defined in the Existing Credit Facility).

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period.
Commitment Letter

Events of Default:	Usual and customary in transactions of this type (with customary qualifications and thresholds), including, without limitation, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) admission in writing of inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) the occurrence of a “WEX Bank Event” as described in the Existing Credit Facility; and (xi) change of control.

Assignments and Participations:	Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in a minimum amount equal to $1.0 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior
Commitment Letter

Credit Facility, (ii) the amendment of pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders and (iv) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors (other than in a transaction otherwise permitted under the definitive credit documents), and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, BAS, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Pricing/Fees/Expenses:	As set forth in Addendum I.

Other:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Patriot Act:	Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Each Lender will ask for the Borrower’s and each Guarantor’s legal name, address, tax ID number or social security number and other identifying information. Each Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, Guarantors or other related persons.
Commitment Letter

ADDENDUM I
PRICING, FEES AND EXPENSES

Interest Rates:	At the Borrower’s option, any loan under the Senior Credit Facility will bear interest at a rate equal to (i) one-month BBA LIBOR (“LIBOR”) plus the Applicable Margin or (ii) the Base Rate (to be defined as the higher of (a) the Bank of America prime rate, (b) LIBOR + 1.00% and (c) the Federal Funds rate plus .50%) plus the Applicable Margin.

The Applicable Margin for any fiscal quarter, shall be a rate per annum equal to 0.00% (in the case of Base Rate Loans) or 2.50% (in the case of LIBOR Loans).

Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a bankruptcy default or a default in the payment of principal when due, to the request of the Required Lenders).

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration (to the extent constituting out-of-pocket expenses), syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and BAS regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.
Commitment Letter